Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

601 West 26TH St.
New York, NY 10001
wheelsup.com
855-FLY-8760
July 19, 2022
Mark Briffa
[***]

Dear Mark,
We are pleased to offer you a new role at Air Partner Limited on the terms set out in the attached Service Agreement (Annex A). You acknowledge that your employment with Air Partner Limited in this new role is conditional upon the execution and delivery of the Service Agreement.
Wholly separate to your employment with Air Partner Limited, Wheels Up Partners LLC (“the Company”) shall also offer you the following benefits:
1.New Hire Equity Award. The Company will recommend to the Compensation Committee of the Board of Directors (“Compensation Committee”) that you be granted a one-time equity award of 560,649 restricted stock units (the “New Hire Equity Award”). The New Hire Equity Award shall vest in equal, annual installments over a three-year period. The New Hire Equity Award shall be subject to the terms of the Company’s long-term incentive plans, and as may be amended from time to time at the discretion of the Company. The New Hire Equity Award grant is expected to be made on the next regularly scheduled grant date by the Compensation Committee.

2.Annual Equity Award. Commencing in 2023, you will be eligible for an Annual Equity Award. The award is based on performance and will be aligned to your level at the time of the award. All equity awards are subject to approval by the Compensation Committee.

3.Provided you join the Wheels Up Core membership program by paying the current member rate, upon commencement of membership, in accordance with the Executive Flight Hour Bonus Award, for 2022 you shall receive an advance of twenty (20) bonus hours of flight time on a King Air 350i. Thereafter, you shall receive bonus hours in accordance with the Executive Flight Hours plan established by the Company, as may be amended from time to time. In the event you fail to renew your membership for a minimum of two additional years following the initial year of membership, you shall pay to the Company a sum equal to the annual dues you would have otherwise paid in connection with such membership renewal.

The equity-related benefits shall not form part of the terms and conditions of your employment, and further details shall be communicated to you separately.

Please sign and return a copy of this letter and the attached annex to me to signify your agreement with their terms.

Sincerely,

/s/ Kenneth Dichter
Kenneth Dichter
Chief Executive Officer
Enc.
Annex A – Service Agreement
………………………………………………………………………………………………………..
I confirm my agreement to the content of this letter.

Signed /s/ Mark Briffa
Dated 20 July 2022

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ANNEX A

DATED JULY 19, 2022

(1) AIR PARTNER LIMITED

- and -

(2) MARK BRIFFA

DIRECTOR'S SERVICE AGREEMENT

Draft No: 1

THIS SERVICE AGREEMENT is made on July 19, 2022

BETWEEN:
(1)     AIR PARTNER LIMITED registered number 980675 whose registered office is at 2 City Place, Beehive Ring Road, West Sussex, RH6 0PA ("Company"); and
(2)     MARK BRIFFA of [***] ("You").
IT IS AGREED:
1.DEFINITIONS AND INTERPRETATION

1.1In this agreement where it is appropriate in context singular words shall include the plural and vice versa. Words defined below shall have the following respective meanings:
"Appointment" means your employment under the terms of this agreement;
"Board" means the Board of Directors of Wheels Up from time to time or its duly authorised representative;
"Business" means the business of private aviation, brokering and travel services and any other business carried on by the Company and any Group Company from time to time;
"Company Intellectual Property" means Intellectual Property Rights created by You (whether jointly or alone) from time to time in the course of your employment with the Company, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;
"Confidential Information" means:
(a)    information relating to the financial affairs of the Company and/or any Group Company;
(b)    the business methods and information of the Company and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);
(c)lists and particulars of the Company's and any Group Company's clients, operators, agents, suppliers, customers and prospective customers and the individual contacts at such agents, suppliers, customers or prospective customers;
(d)details and terms of the Company's and any Group Company's agreements with its and/or their agents, suppliers and customers;
(e)manufacturing or production processes and know-how employed by the Company and any Group Company and its and/or their suppliers;
(f)details as to the design of the Company's and any Group Company's and its and/or their suppliers' products and inventions or developments relating to future products;
(g)details of any promotions or future promotions or marketing or publicity exercises planned by the Company and any Group Company and any personnel information relating to employees, directors, officers and consultants employed or engaged by the Company or any Group Company;
(h)unpublished price sensitive information relating to the Company or the securities of any other Group Company listed on any Recognised Investment Exchange obtained during the Appointment, including details of business development projects, proposed acquisitions, sales, joint ventures or disposals involving the Company or any Group Company;
(i)    contact details of, and correspondence with, major shareholders, bankers and analysts following the aviation sector;
(j)details of any budgets, business or management plans of the Company and any Group Company; and
(k)any information which may affect the value of the Business or the shares of the Company or any Group Company,

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in whatever form, which is confidential, whether or not it is information which has been verbally confirmed to You as confidential or in the case of documents or other written materials or any materials in electronic format whether they are or were marked as confidential;
“Employee Handbook” means the non-contractual policies and procedures set out in the Company’s employee handbook as amended from time to time;
"Garden Leave" means any period in respect of which the Company has exercised its rights under clause 26.1;
"Group" means the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary of either the Company or any such Holding Company;
"Group Company" means any company within the Group;
"Incapacitated" means prevented by illness, injury, accident or other incapacity or circumstances beyond your control from properly fulfilling your duties under this agreement (and "Incapacity" shall be construed accordingly);
"Intellectual Property Rights" means patents, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, Confidential Information, trade secrets, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
"Invention" means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, methods, techniques, processes, data, reports, drawings, plans, research, know-how, databases, designs, systems, software, creative works, domain names, email addresses, logos, graphics, concepts and any other material produced, prepared, created, developed or discovered, whether or not patentable or capable of registration, and whether or not recorded in any medium;
"Recognised Investment Exchange" means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;
"Salary" means the basic salary payable to You under this agreement from time to time and does not include any benefits (or the value of benefits, including pension benefits), bonus, commission or other remuneration payable to You; and
"Subsidiary" and "Holding Company" shall have the meanings ascribed to them by section 1159 of the Companies Act 2006 or any statutory modification or re-enactment thereof but for the purposes of section 1159(1) Companies Act 2006 a company shall be treated as a member of another company if any shares in that other company are registered in the name of:
(a)    a person by way of security (where the company has provided the security); or
(b)a person as nominee for the company.
"Wheels Up" means Wheels Up Partners LLC, the US established parent company of the Company and for the avoidance of doubt is a member of the Group.
1.2The headings in this agreement are included for convenience only and shall not affect its interpretation or construction.

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1.3References to any legislation shall be construed as references to legislation as from time to time amended, re-enacted or consolidated.
1.4References to clauses and the parties are respectively to clauses of and the parties to this agreement.
1.5Save as otherwise defined words and expressions shall be construed in accordance with the Interpretation Act 1978.
1.6The Company accepts the benefits in this agreement on its own behalf and on behalf of all Group Companies. The Company shall be entitled to assign its rights and those of other Group Companies in connection with this agreement to any other Group Company at any time with immediate effect on giving written notice to You.
2.RIGHT TO WORK IN THE UK
You warrant that You satisfy the necessary immigration requirements of, and are entitled to work in, the United Kingdom and will notify the Company immediately if You cease to be so entitled during the Appointment.
3.START DATE
Your Appointment with the Company under this agreement commenced on April 1, 2022. Your employment with Air Partner PLC, which commenced on 1 February 1996, counts towards your period of continuous employment with the Company.
4.PROBATIONARY PERIOD
A probationary period does not apply to your Appointment.

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5.NOTICE PERIOD
5.1Unless terminated in accordance with clauses 24.1 or 29.2 of this agreement, your Appointment shall continue until terminated by at least 12 weeks' written notice given by the Company to You or at least 1 week’s written notice given by You to the Company.
6.JOB TITLE AND DIRECTORSHIP
6.1The Company shall employ You in the capacity of President, International Charter & Aviation Services and/or in such other position or capacity with such job title and duties as the Board may from time to time reasonably decide and subject to the terms and conditions set out in this agreement.
6.2Subject to clause 6.3, the Company shall procure your appointment and You shall act as a director of the Company. You shall also accept (if offered) appointment as a director and/or officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company. Your appointment as a director of the Company or any Group Company shall be with or without such executive powers as the Board shall decide in its absolute discretion.
6.3Your appointment as a statutory director of the Company or any Group Company does not amount to a term of employment. In the event of you ceasing to be a statutory director as a result of the Company removing You from any such directorship at any time for any reason, this will not amount to a breach of this agreement and shall not give rise to a claim for damages or compensation.
7.TRAINING
7.1During your Appointment, You are required to complete any mandatory training paid for by the Company that may be required from time to time. Examples of such training include in relation to code of conduct and diversity and inclusion.
7.2During your Appointment, You are not required to complete any mandatory training at your own expense.
7.3During your Appointment, subject to meeting any eligibility requirements, You may be offered the opportunity to complete optional training. Further details are available from the Company's HR Manager.
8.DUTIES
8.1You warrant that by entering into this agreement You will not be in breach of any express or implied terms of any contract or of any other obligation binding upon You.
8.2In your work for the Company, You will be expected not to use or disclose any Confidential Information, including trade secrets, of any former employer or other person to whom You have an obligation of confidentiality. You agree that You will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom You have any obligation of confidentiality.
8.3During the Appointment, You shall:
(a)be responsible directly to Vinayak Hegde, President, Wheels Up, (based in the United States of America) or such other individual as the Company may decide from time to time;
(b)shall additionally perform such duties and exercise such powers and functions as may from time to time be reasonably assigned to or vested in You by Wheels Up whether relating to the Company or any Group Company;

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(c)not engage in any form of facilitating tax evasion whether under UK law or under the law of any foreign country. You must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made;
(d)provide and hold on the Company's internal business management systems any lists and/or particulars of the clients, customers or other contacts with whom You are, or have been, engaged in business on behalf of the Company or any Group Company and keep these lists and/or particulars up-to-date on an ongoing basis. Any such lists and/or particulars shall be, and shall remain, the property of the Company;
(e)without prejudice to clause 21.3 use your best endeavours to prevent the use or communication of Confidential Information by any person, organisation or company, unless such use or communication is for a legitimate purpose of, or has been expressly authorised by, the Company or any Group Company. You shall inform the Board immediately if You know, or suspect, that any such person, organisation or company knows or has used, or is intending to use, any Confidential Information without a legitimate purpose, or without the prior express authorisation, of the Company or any Group Company;
(f)subject to the remaining terms of this agreement, unless prevented by Incapacity devote the whole of your time and attention, endeavours and abilities to promoting the interests of the Company and of any Group Company and You shall not engage in any activity which may be or may become harmful to or contrary to the interests of the Company or of any Group Company;
(g)carry out your duties in a proper, loyal and efficient manner to the best of your ability and use your best endeavours to maintain, develop and extend the business of the Company and of the Group;
(h)comply with all legal duties imposed on You including those contained in the Companies Act 2006 and any professional conduct rules applicable to You;
(i)report to the Chief Legal Officer of Wheels Up in writing any matter relating to the Company or any Group Company or any of its or their officers or employees of which You become aware and which could be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996;
(j)report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other officer, employee or director of the Company or of any Group Company to the Chief Legal Officer of Wheels Up immediately on becoming aware of it;
(k)keep the Board fully informed (in writing if so requested) of the your conduct of the business or affairs of the Company and any Group Company and provide such explanations as the Board may require;
(l)avoid conflicts of interest with third parties, refrain from accepting benefits from third parties as set out in section 176 of the Companies Act 2006 and disclose to the Board any interest in a transaction or arrangement which the Company or any Group Company proposes to enter into;
(m)not make any statement knowing or having reasonable grounds to believe it to be untrue or misleading relating to the Company or any Group Company;
(n)resign any appointment as a director if requested by the Board without any claim for damages or compensation. If You fail to resign any such appointment the Company is hereby irrevocably authorised to appoint a person in your name and on your behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation. Termination, at the Board's

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request, of a directorship or other office held by You will not terminate your employment or amount to a breach of the terms of this agreement by the Company.
8.4During the Appointment, You shall not pledge the credit of the Company or any Group Company other than in the day to day running of the Business or enter into any contracts or obligations involving the Company or any Group Company in major or substantial commitments with a value in excess of the levels of authority notified to You by the Company from time to time or negotiate in any collective bargaining nor engage in any works councils.
8.5During the Appointment:
(a)the Company has no duty to provide any work to, or vest any powers in, You and You shall have no right to perform any services for the Company or for any Group Company; and
(b)the Board shall be entitled at any time to appoint another person to act jointly with You in any capacity in which You may be employed.
8.6You consent to the Company or any Group Company making your service contract (as defined in the Companies Act 2006) available for inspection in compliance with that Act notwithstanding that it contains your residential address.
9.OUTSIDE INTERESTS
9.1During the Appointment, You shall not without the written consent of Vinayak Hegde, President Wheels Up and vetted by the Chief legal Officer of Wheels Up (such consent not to be unreasonably withheld):
(a)serve on the board of directors or advisory board of more than one for-profit company. You may serve as an officer, manager or director of or otherwise participate in charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with or conflict with your employment with the Company;
(b)become a member of the Territorial Army or another reservist force, a member of Parliament, a councillor of a local authority or a magistrate, or occupy or be engaged in public office.
9.2Subject to any regulations from time to time issued by the Company which may apply to You, You shall not receive or obtain directly or indirectly any discount, rebate, commission or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by You) by or on behalf of the Company or any Group Company and if You (or any firm or company in which You are directly or indirectly engaged, concerned or interested) shall obtain any such discount, rebate, commission or inducement, You shall account to the Company for the amount received by You or the amount received by such firm or company. For the purpose of this clause, You shall be deemed not to be engaged, concerned or interested in such a company as is referred to in the proviso to clause 9.1.
10.COMPANY RULES AND PROCEDURES
10.1There are no collective agreements in force which affect the terms and conditions of your Appointment.
10.2You are required at all times to comply with any rules, policies and procedures set out in the Employee Handbook and any other policies or procedures of the Company or Group as amended from time to time including, but not limited to, policies relating to equal opportunities, e-mail and Internet use and business ethics. Failure to do so may result in disciplinary action being taken against You. However, in the event of any conflict between

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the terms of this agreement and the Employee Handbook and any policies or procedures, the terms of this agreement shall prevail.
10.3The disciplinary procedure which applies to your employment with the Company is contained in the Employee Handbook. For the avoidance of doubt, this procedure is not contractual.
10.4You must refer any grievance You may have about your employment, or an appeal in connection with any disciplinary decision relating to You, to Vinayak Hegde, President Wheels Up in writing in the first instance.
10.5The Board has the right to suspend You from your duties on such terms and conditions as the Board determines for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying, harassment or discrimination against You, and pending any disciplinary hearing. During any period of suspension, the Company will continue to pay You such Salary and provide all such other contractual benefits as You would have been entitled to if not suspended.
11.WORKING HOURS
11.1Your normal working hours are 9:00 am to 5:30 pm Monday to Friday but You must also work such additional hours and travel within and outside the United Kingdom as may reasonably be required for the proper performance of your duties.
11.2You agree to opt-out of the average maximum weekly working time of 48 hours in regulation 4(1) of Working Time Regulations 1998. You may at any time terminate this opt out by giving the Company three months' notice in writing.
12.PLACE OF WORK
You will be based at the Company's offices at 2 City Place, Beehive Ring Road, Gatwick, West Sussex, RH6 0PA and perform such duties at such other place or places in the United Kingdom or elsewhere as the Board shall decide but unless otherwise agreed You shall not be required to work outside the United Kingdom for a continuous period exceeding one month.
13.SALARY
13.1Your basic salary from 1 April 2022 is £351,562 gross per annum or such other rate as may from time to time be agreed between the Company and You (“Salary”). You will receive a backdated award covering the increased salary from 1 April 2022 to the date of signature of this agreement in the next available payroll following signature of this agreement by you. You acknowledge that You are not entitled to receive further remuneration in respect of any additional hours worked above your normal working hours. Your right to receive your Salary is dependent on You being provided by the Company with work of the kind which You are employed to do.
13.2With effect from 1 February 2023, your Salary will increase to £391,243 gross per annum.
13.3The Salary shall be deemed to accrue evenly from day to day and shall be payable in arrears by equal monthly instalments in accordance with the Company's normal pay policy into a bank account nominated by You and shall be inclusive of any fees and/or remuneration to which You may be entitled as a director of the Company or any Group Company.
13.4Your remuneration will be reviewed on an annual basis. Your compensation is subject to review and approval by the Compensation Committee of the Board.
13.5You expressly agree that the Company may deduct from your Salary or any other payments due to You during the Appointment, or on its termination, any sums which You owe to the Company or are recoverable by it, including but not limited to loans, advances, relocation expenses and excess holiday payments.

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14.DISCRETIONARY BONUS
14.1During the period up to and including 31 January 2023, You shall participate in a bonus scheme on the same terms that applied immediately prior to the date of this agreement. The target bonus amount for your position under such scheme is equal to one hundred and fifty percent (150%) of your Salary under this agreement. Any amount awarded shall not imply any expectation or precedent for the awarding of any other subsequent bonus payment or incentive.
14.2With effect from 1 February 2023, You shall be eligible to participate in the Company’s annual discretionary bonus plan on such terms and subject to such conditions as may be decided from time to time by the Board and notified to You. The target bonus amount for your position under such scheme shall be equal to one hundred percent (100%) of your Salary at that time. Any amount awarded shall not imply any expectation or precedent for the awarding of any other subsequent bonus payment or incentive.
14.3The Company reserves the right to vary the bonus scheme in place from time to time at any time on giving one month's notice to You provided that such variation shall be on no less favourable terms.
14.4It is a condition of eligibility for any bonus that You are employed and not on notice of termination of your employment (whether given by You or the Company) at the time the bonus would otherwise be paid and that you have been employed throughout the whole of the relevant financial year of the Company in respect of which the bonus is paid.
15.PENSION
15.1The Company will comply with any duties it may have in respect of You under part 1 of the Pensions Act 2008.
15.2You have elected not to participate in the Company’s pension arrangements and have consequently opted out.
15.3The Company shall contribute an amount equal to not less than 12% of your Salary during each year of the Appointment. The Company's contributions to the scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time. For the duration of your op-out, this sum shall be paid to You directly on monthly basis. In the event that you opt back in these payments will cease and shall be paid onto the pension scheme instead.
15.4The Company shall be entitled to deduct from your Salary any amounts payable by You as member contributions to such pension scheme as the Company is using from time to time.
16.EXPENSES
The Company will reimburse You for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) wholly, necessarily and exclusively incurred by You in the discharge of your duties subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Company's rules and policy on travel and expenses as may be in force from time to time. If You are provided with a credit or charge card by the Company this must only be used for expenses which You incur in performing the duties of your Appointment.
17.HOLIDAY
17.1The Company's holiday year runs between January and December. You shall be entitled to 28 working days' paid holiday during each holiday year, in addition to the usual bank holidays in England and Wales (which is inclusive of your statutory holiday entitlement) to be taken in accordance with the Company’s paid time off policy at such time as the President of Wheels

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Up may from time to time approve in advance and paid at the rate of your normal remuneration ("Holiday Entitlement").
17.2In any holiday year, your statutory holiday entitlement will be deemed to be taken first.
17.3During any period in which You are Incapacitated for a continuous period of one month or more You will only accrue your statutory holiday entitlement.
17.4Save as required by law, You may not carry forward untaken Holiday Entitlement from one holiday year to the next and any such Holiday Entitlement will be forfeited without any right to payment in lieu.
17.5Notwithstanding clause 17.4, You may with the consent of the President, Wheels Up carry forward up to five days’ Holiday Entitlement into the next holiday year.
17.6In the holiday year in which your Appointment commences or terminates Your holiday entitlement will be calculated on a pro-rata basis, rounded up to the nearest half day.
17.7Upon termination of the Appointment You shall, subject to clause 24.2 if appropriate, either be entitled to Salary in lieu of any outstanding Holiday Entitlement or be required to repay to the Company any Salary received in respect of Holiday Entitlement taken in excess of your proportionate Holiday Entitlement calculated at 1/260th of your Salary for each excess day and any sums repayable by You may be deducted from any outstanding Salary or other payments due to You.
17.8The Company reserves the right to require You to take any accrued but unused Holiday Entitlement during any period of notice given to terminate the Appointment or at any other time, or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.
18.OTHER PAID LEAVE
18.1You may also be eligible for other paid leave in accordance with the Company's policies and procedures as amended from time to time. This paid leave includes maternity leave, paternity leave, adoption leave and shared parental leave. Copies of the relevant policies are in the Employee Handbook, available from the Company's HR Manager.
19.OTHER BENEFITS
19.1Insurance
(a)Without prejudice to the Company's right to vary or discontinue any such benefits at its discretion, the Company shall, subject to clauses 19.1(b) and 19.1(c) below, provide You with the following benefits, particulars of which may be obtained from the Company's HR Manager:
(i)private medical expenses insurance for You and your spouse or civil partner and your dependent children up to the limit set by the current terms of the scheme (being at the date of this agreement the renewal date following the earlier of any dependent child's marriage or their 24 birthday) in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance;
(ii)all necessary medical treatment when travelling overseas on the Company's business;
(iii)death in service insurance;

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(iv)critical illness insurance; and
(v)income protection insurance.
(b)The benefits referred to in clause 19.1(a) are conditional on the relevant insurer accepting cover for You at a premium the rate of which the Company considers reasonable and accepting liability for any particular claim. In the event that the relevant insurer does not accept cover or liability in respect of You at a premium the rate of which the Company considers reasonable or any claim by You in respect of any of the benefits referred to in clause 19.1(a), the Company shall have no obligation to provide any alternative benefit or cover in this regard. The provision of the benefits in clause 19.1(a) shall not restrict the Company's ability to terminate the Appointment in accordance with clauses 5, 24.1, or 29.2 of this agreement for any reason including, without limitation, because You are Incapacitated.
(c)All and any benefits provided under clause 19.1(a) shall cease with effect from the date you reach state pension age or from the date of termination of the Appointment whichever is earlier.
19.2Other benefits
(a)Without prejudice to the Company's right to vary or discontinue any such benefits at its discretion, the Company shall, provide You with the following benefits, particulars of which may be obtained from the Company's HR Manager:
(i)Equipment: The Company shall provide You, at its own cost, both a home and business landline and a mobile telephone and shall reimburse You for both line rental charges and the cost of all telephone calls (reasonable personal and business calls) made using such equipment for the duration of the Appointment. You shall use reasonable endeavours to keep the equipment provided by the Company in good condition and shall comply with any relevant Company policy covering telephone use from time to time in force.
(ii)Gym membership: The Company shall reimburse the costs of your membership of one gym or sports club per year on production by You of a receipt or other satisfactory supporting documentation from a recognised club.
19.3You shall pay and fully indemnify the Company against all income tax payable by the Company on your behalf by reason of any of the benefits received by You in connection with the Appointment. The Company shall be entitled to make deductions from the Salary or other payments due to You to satisfy any such income tax liability.
20.SICKNESS AND SICK PAY
20.1If You are Incapacitated You shall immediately notify the President of Wheels Up and inform them of the reason for your absence.
20.2Each time You are absent greater than 7 consecutive days from work You shall provide evidence to the Company of the reason for your absence. This evidence shall be provided by way of a self-certification form obtainable from the Company's HR Manager which shall be completed by You on the first day on which You return to work.
20.3Subject to compliance with the provisions of clauses 20.1 and 20.2 and subject to the Company's right to terminate the Appointment for any reason including, without limitation

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Incapacity, if You are at any time Incapacitated, You shall be paid sick pay ("Company Sick Pay") consisting of:
(a)your Salary and your contractual benefits for up to three months’ absence in aggregate in any period of 12 months; and
(b)thereafter, such remuneration (if any) is subject to the discretion of the President of Wheels Up.
20.4Any Company Sick Pay paid to You under clause 20.3 shall be inclusive of any statutory sick pay to which You may be entitled under the provisions of the Social Security Contributions and Benefits Act 1992. For statutory sick pay purposes your qualifying days shall be your normal working days.
20.5Once Company Sick Pay under clause 20.3 has expired You shall have no further entitlement to Company Sick Pay until You have returned to work for a consecutive period of eight weeks. You may still be entitled to statutory sick pay, subject always to the applicable rules of that scheme.
20.6The Company shall be entitled to deduct from any Company Sick Pay paid under clause 20.3 or any other such remuneration as may be paid to You any sickness or injury benefits otherwise recoverable by or payable to You.
20.7You agree that, at any time during the Appointment, You will attend, if required by the Company, a medical examination by a medical practitioner appointed by the Company at its expense and shall authorise such medical practitioner to disclose to, and discuss with, the Company's HR Manager the results of any such medical examination.
20.8If You are Incapacitated for a consecutive period of 20 working days the President, Wheels Up may (without prejudice to the provisions of clause 8.5(b)) appoint another person or persons to perform your duties until such time as You are able to resume fully the performance of your duties.
20.9If You are Incapacitated by the action of a third party in respect of which damages are, or may be, recoverable, You shall notify the Company's HR Manager of that fact and of any claim, compromise, settlement or judgment awarded as soon as is reasonably practicable. You shall include in any claim for damages against such third party a claim in respect of monies paid by the Company under this clause 20 and shall receive the Company Sick Pay referred to in clause 20.3 (other than the statutory sick pay element referred to in clause 20.4) as loans by the Company to You (notwithstanding that as an interim measure income tax has been deducted from such payments as if they were emoluments of employment). You shall repay such loans (net of costs) when and to the extent that You recover compensation for loss of earnings from the third party by action or otherwise.
21.CONFIDENTIAL INFORMATION
21.1You acknowledge that in the course of the Appointment You will have access to trade secrets of the Company and/or Group Company and/or Confidential Information. You agree that You shall not at any time during the Appointment nor at any time after its termination except for a purpose of the Company or the Group directly or indirectly:
(a)use or disclose trade secrets of the Company and/or Group Company and/or any Confidential Information;
(b)make, use, or remove from the premises of the Company or of any Group Company copies of any Confidential Information or other document, record, memoranda, correspondence or other data (including emails) (created or stored in whatever media, including for the avoidance of doubt in any electronic format) relating to the Company or Group Company other than in the proper performance

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of your duties under this agreement except with the written authority of the Board which authority will apply in that instance only;
(c)post Confidential Information on any social media sites, including Facebook, LinkedIn, Twitter, WhatsApp or any similar social or professional networking online sites or applications. On termination of employment, You must comply with the terms of the Company's Social Media Policy governing termination.
21.2All trade secrets of the Company and/or Group Company and its/their Confidential Information are and remain the property of the Company and/or Group Company at all times.
21.3Notwithstanding your obligations under clauses 8.3(e), 21.1 and 21.5, You shall not be restrained from using or disclosing any Confidential Information which:
(a)You are authorised to use or disclose by the Board; or
(b)has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by You or anyone else employed or engaged by the Company or any Group Company; or
(c)is required by HM Revenue & Customs; or
(d)You are required to disclose by law or is appropriate to disclose to a regulatory body; or
(e)is appropriate to disclose to the police in circumstances in which a criminal offence has been, or is alleged to have been, committed; or
(f)is necessary and appropriate to disclose in confidence to a trade union representative or a regulated health, care or legal professional; or
(g)You are entitled to disclose under section 43A to 43L of the Employment Rights Act 1996 (whistleblowing provisions) provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and clause 8.3(i), provided that, in the case of any disclosure under clauses 21.3(c) to 21.3(g), You shall (to the extent permitted by the applicable laws) notify the Company in advance of the disclosure.
21.4You must not make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company or any Group Company and shall not write any article for publication on any matter concerned with the Business or other affairs of the Company or the Group without the prior written consent of the Board.
21.5Without prejudice to clause 21.3, You must not directly or indirectly make, whether in writing or otherwise, any adverse statements or comments about the Company or any Group Company or its/their officers, directors, shareholders or employees.
22.POST-TERMINATION RESTRICTIONS
22.1In this clause 22 the following words and phrases shall have the following meanings:
"Customer" means any person, firm or company who at the Termination Date, or at any time during the 12 months immediately prior to the Termination Date or start of any Garden Leave period, if earlier, was a customer of the Company or any Group Company, and from whom You had obtained business on behalf of the Company or any Group Company, or to whom You had provided or arranged the provision of goods or services on behalf of the Company or any Group Company, or for whom You had management responsibility, in each case at any time during the 12 months immediately prior to the Termination Date or start of any Garden Leave period, if earlier;

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"Potential Customer" means any person, firm or company with whom either You or any other employee of the Company or any Group Company for whom You had, at the date of the negotiations, management responsibility, carried out negotiations on behalf of the Company or any Group Company, at any time during the period of three months immediately prior to the Termination Date or start of any Garden Leave period, if earlier, with a view to such person, firm or company becoming a customer of the Company or of any Group Company;
"Restricted Business" means the Business or any part of the Business which in either case:
(a)is carried on by the Company or any Group Company at the Termination Date; or
(b)was carried on by the Company or by any Group Company at any time during the period of six months immediately prior to the Termination Date or start of any Garden Leave period, if earlier; or
(c)is to your knowledge to be carried out by the Company or by any Group Company at any time during the period of six months immediately following the Termination Date and with which You were materially concerned or had management responsibility for or had substantial Confidential Information regarding in each case at any time during the period of 12 months immediately prior to the Termination Date or start of any Garden Leave period, if earlier;
"Restricted Employee" means any employee of the Company or any Group Company employed at the Termination Date in the capacity of director or in any senior research, technical, IT, financial, marketing, sales or other managerial role whom You have managed, or with whom You have worked, at any time during the period of 12 months immediately prior to the Termination Date or start of any Garden Leave period, if earlier, and shall not include any non-managerial employee employed in an administrative, clerical, manual or secretarial capacity;
"Restricted Supplier" means any supplier to the Company or to any Group Company with whom You have had material personal contact or for whom You have had managerial responsibility during the period of 12 months immediately prior to the Termination Date or start of any Garden Leave period, if earlier;
"Restricted Territory" means England, Scotland, Wales, Northern Ireland and the United States of America together with any other country in which the Company or any other Group Company:
(a)carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the Termination Date; or
(b)carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of twelve months immediately prior to the Termination Date or start of any Garden Leave period, if earlier; or
(c)is to your knowledge to carry out any Restricted Business at any time during the period of six months immediately following the Termination Date, and regarding which country at any time during the period of 12 months immediately prior to the Termination Date or start of any Garden Leave period, if earlier, You:
(d)were materially concerned with or worked in; and/or
(e)had management responsibility for; and/or
(f)obtained Confidential Information;

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"Termination Date" means the effective date of termination of the Appointment.
22.2You acknowledge that following termination of the Appointment, You will be in a position to compete unfairly with the Company as a result of the Confidential Information, trade secrets and knowledge about the business, operations, customers, employees and trade connections of the Company and the Group You have acquired or will acquire and through the connections that You have developed and will develop during the Appointment. You therefore agree to enter into the restrictions in this clause 22 for the purpose of protecting the Company's legitimate business interests and in particular the Confidential Information, goodwill and the stable trained workforce of the Company and the Group.
22.3You covenant with the Company and each Group Company that You shall not directly or indirectly, on your own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined above) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any Group Company in connection with the Restricted Business:
(a)for a period of twelve months following the Termination Date solicit or canvass the custom of any Customer (as defined above);
(b)for a period of twelve months following the Termination Date solicit or canvass the custom of any Potential Customer (as defined above);
(c)for a period of twelve months following the Termination Date deal with any Customer;
(d)for a period of twelve months following the Termination Date deal with any Potential Customer;
(e)for a period of twelve months following the Termination Date solicit or entice away, or attempt to entice away from the Company or any Group Company any Restricted Employee (as defined above);
(f)for a period of twelve months following the Termination Date employ, offer to employ or enter into partnership with any Restricted Employee with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.
22.4You shall not for a period of twelve months following the Termination Date, directly or indirectly, on your own behalf, or on behalf of any person, firm or company:
(a)within the Restricted Territory (as defined above) set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is, or is intended or about to be, competitive with the Restricted Business save as a shareholder of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange;
(b)endeavour to cause any person, firm or company who at the Termination Date, or at any time during the 12 months immediately prior to the Termination Date, is or was a Restricted Supplier (as defined above) to the Company and/or any Group Company, to either cease to supply the Company or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any Group Company.
22.5In the event that You receive an offer of employment or request to provide services either during the Appointment or during the currency of the restrictive periods set out in clauses 22.3 and 22.4, You shall (and the Company may) provide immediately to such person,

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company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.
22.6The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.
23.INTELLECTUAL PROPERTY RIGHTS
23.1You (and the Company) acknowledge that You may create Inventions (alone or jointly) in the course of your employment with the Company and that You have a special obligation to further the interests of the Company in relation to such Inventions. You shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.
23.2You acknowledge that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them shall automatically belong to the Company as from creation for the full term of those rights.
23.3To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 23.2 (and except to the extent prohibited by or ineffective in law) You:
(a)hereby assign, by way of present and future assignment, any and all right, title and interest in the Company Intellectual Property to the Company; and
(b)shall hold the Company Intellectual Property on trust for the benefit of the Company until such Company Intellectual Property fully vests in the Company; and
(c)hereby grant to the Company an exclusive, worldwide, transferable, sub-licensable, royalty-free and fully paid-up licence to use the Company Intellectual Property in its discretion until such Company Intellectual Property fully vests in the Company.
23.4To the extent that any Inventions You create (whether alone or jointly) at any time during the course of your Appointment are prohibited by or prevented in law from automatically vesting with the Company pursuant to clause 23.2 or from being assigned to the Company pursuant to clause 23.3(a), You shall, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm's length terms to be agreed between You and the Company. If You and the Company cannot agree on such terms within 30 days of the Company receiving your offer, the Company shall refer the dispute to an independent expert who shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The expert shall be instructed to act as an independent expert, and not as an arbitrator. The expert's decision shall be final and binding on the parties and the costs of the expert's determination shall be borne equally by You and the Company.
23.5You agree:
(a)to use best endeavours to execute all such documents, both during and after the Appointment, as the Company may require to vest in the Company all right, title and interest pursuant to this agreement at the reasonable expense of the Company;
(b)to use best endeavours to, provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, at the reasonable expense of the Company, including (without limitation), at the Company's request, applying for the protection of Inventions throughout the world;
(c)to use best endeavours to assist the Company in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company

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Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights at the reasonable expense of the Company;
(d)not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company; and
(e)to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by You;
23.6You hereby waive, as against the Company, its successors and assigns and any licensee of any of the foregoing, all of your present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.
23.7You acknowledge that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to You in respect of your compliance with this clause 23. This clause is without prejudice to your rights under the Patents Act 1977.
23.8You irrevocably appoint the Company as your attorney in your name to sign, execute, do or deliver on your behalf any deed, document or other instrument and to use your name for the purpose of giving full effect to this clause.
23.9Rights and obligations under this agreement shall continue in force after termination of this agreement in respect of any Company Intellectual Property.
24.TERMINATION OF EMPLOYMENT
24.1The Appointment may be terminated without notice or payment in lieu of notice with immediate effect by the Company if at any time:
(a)it is found that You did not materially comply with any reasonable lawful order or direction given to You by the Company; or
(b)the Company reasonably believes that You have committed any serious breach or repeated after written warning any breach or are guilty of a continuing breach of any of the terms of this agreement; or
(c)the Company reasonably believes that You are guilty of any gross or serious misconduct or (after written warning) wilful neglect in the discharge of your duties under this agreement; or
(d)the Company reasonably believes that You are guilty of any bribery, corruption, fraud, dishonesty or conduct tending to bring You or the Company or any Group Company into disrepute including for the avoidance of doubt any criminal offence (except a road traffic offence not involving a custodial sentence); or
(e)the Company reasonably believes that You have committed a breach of any legislation in force which may affect or relate to the business of the Company or any Group Company; or
(f)You are declared bankrupt or have a receiving order made against You or You make any general composition with your creditors or take advantage of any statute affording relief for insolvent debtors; or
(g)You become prohibited by law from being or acting as a statutory director of the Company; or

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(h)You refuse or fail to agree to accept employment on the terms and in the circumstances specified in clause 29.1 of this agreement; or
(i)You resign as a director of the Company other than at the request of the Board; or
(j)the office of director of the Company held by You is vacated pursuant to the Company's Articles of Association save if the vacation shall be caused by illness (including mental disorder) or injury; or
(k)You are guilty of a serious breach of any professional conduct rules applicable to You, any regulatory authorities relevant to the Company or any Group Company or any code of practice or policy issued by the Company (as amended from time to time); or
(l)You have committed a serious breach of the Company’s policies;
(m)You are in material breach of the articles of association of the Company.
24.2In the event of termination under clause 24.1 the Company shall not be obliged to make any further payment to You except such Salary as shall have accrued at the date of termination and payment in respect of accrued but untaken Holiday Entitlement.
24.3Upon notice of termination of the Appointment being given, or upon termination of the Appointment, or, at the start of a period of Garden Leave, or at any time upon request by the Company in writing, You shall:
(a)at the request of the Company resign from all (if any) offices held by You in the Company or any Group Company, from all other appointments or offices which You hold as nominee or representative of the Company or any Group Company and from all (if any) trusteeships held by You of any pension scheme or any trust established or subscribed to/by the Company and any Group Company and in the event of your failure to do so the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation;
(b)immediately return to the Company all Company or Group Company related correspondence (including emails), documents, papers, materials, memoranda, notes, records (on whatever media and whether or not prepared or produced by You) and any copies thereof, all business passwords, any charge or credit cards and all other property belonging to the Company or any Group Company which may be in your possession or under your control provided that You shall not be obliged to return during any period of Garden Leave any property provided to You as a contractual benefit;
(c)if requested send to the Chief People Officer, Wheels Up a signed statement confirming that You have complied with clause 24.3(b);
(d)provide the Company with any information, advice or reasonable assistance it requires in respect of your Appointment or its termination.
24.4You agree that the Company may withhold any sums owing to You on termination of your Appointment pending your compliance with clause 24.3.
24.5You shall not at any time after the termination of the Appointment represent yourself as being in any way connected with or interested in the Business of the Company or the Group.
24.6Upon the termination of the Appointment, You may be entitled to an executive severance package in accordance with the terms and conditions of Wheels Up’s Executive Severance Plan in force from time to time. For the avoidance of doubt:

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(a)any such severance package shall be inclusive of any payment due to You in respect of your statutory minimum notice entitlement and any contractual notice entitlement under this agreement;
(b)any such severance package shall be conditional upon You entering into a settlement agreement on terms acceptable to the Company and Wheels Up;
(c)any reference to the “COBRA” benefit in the Executive Severance Plan shall not be applicable to You and should therefore be ignored;
(d)in the event of termination under clause 24.1 You shall not be entitled to an executive severance package; and
(e)Wheels Up may vary or discontinue its Executive Severance Plan at its absolute discretion.
25.PAYMENT IN LIEU OF NOTICE
25.1At its absolute discretion the Company may at any time (including without limitation after notice of termination has been given by either party under clause 5) lawfully terminate this agreement with immediate effect by notifying You in writing that the Company is exercising its right under this clause 25.1 and that it will make within 45 days either a payment in lieu of notice ("Payment in Lieu") or the first instalment of a Payment in Lieu.
25.2The Payment in Lieu will be equal to your Salary for the then unexpired period of notice under clause 5 (subject to deductions required by law including the deduction at source of income tax and national insurance contributions). For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(a)any bonus or commission payments, or payments, rights or benefits under any share option or long term incentive plan or salary sacrifice scheme that might otherwise have been due had You worked for the Company during the notice period for which the Payment in Lieu is made;
(b)any payment in respect of benefits which You would have been entitled to receive had You worked for the Company during the notice period for which the Payment in Lieu is made; and
(c)any payment in respect of any Holiday Entitlement that would have accrued had You worked for the Company during the notice period for which the Payment in Lieu is made.
25.3Where the Company opts to pay the Payment in Lieu due under clause 25.1 in instalments, it will do so by equal monthly payments. You will be obliged to seek alternative income until the day on which the notice period in clause 5 would have expired, if notice had been given and to notify the Company of any income received. The Company shall be entitled to either recover the corresponding amount from any payment made to You in respect of your Payment in Lieu or to reduce your monthly instalments accordingly. If requested, You shall provide the Company promptly with a true copy of an itemised pay statement relating to any alternative income.
25.4You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 25.1. Nothing in this clause 25 shall prevent the Company from terminating the Appointment in breach.
25.5Notwithstanding clause 25.1 You shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 24.1 and in that case the Company shall also be entitled to recover from You any Payment in Lieu, or instalments thereof, already made.

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25.6On termination of the Appointment howsoever arising You shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or by any Group Company in which You may participate which would otherwise have accrued during the period of notice to which You are entitled under clause 5 of the agreement.
26.GARDEN LEAVE
26.1Following notice to terminate the Appointment being given by the Company or You or if You purport to terminate the Appointment in breach of contract the Company may by written notice require You not to perform any services (or to perform only specified services) for the Company or for any Group Company for all or part of the applicable notice period required under clause 5.
26.2During any period of Garden Leave You shall:
(a)continue to receive the Salary and other contractual benefits under this agreement in the usual way and subject to the terms from time to time in force of any benefit arrangements;
(b)remain an employee of the Company and remain bound by your duties and obligations, whether under this agreement or otherwise, which shall continue in full force and effect;
(c)not contact or deal with (or attempt to contact or deal with) any customer, client, supplier, agent, distributor, shareholder, employee, officer or other business contact of the Company or any Group Company without the prior written consent of the Board;
(d)not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of the Board;
(e)not, without the prior written consent of the Company, take, use, copy or refer to documents belonging to the Company and any Group Company including, but not limited to, any Confidential Information;
(f)not commence any other employment or engagement (including taking up any directorships or consultancy services;
(g)provide such assistance as the Company or any Group Company may require to effect an orderly handover of your responsibilities to any individual or individuals appointed by the Company or any Group Company to take over your role or responsibilities; and
(h)make yourself available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the Business.
26.3In the event that the Company exercises its rights under clause 26.1 of this agreement then any Garden Leave shall be set off against and therefore reduce the periods for which the restrictions in clauses 22.3 and 22.4 of this agreement apply.
27.DATA PROTECTION
27.1You confirm that You have read and understood each of:
(a)the Company's Data Protection Policy, a copy of which is contained in the Employee Handbook; and
(b)the employee privacy notice, a copy of which is available for review on the intranet ("Employee Privacy Notice").

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27.2You shall use all reasonable endeavours to keep the Company informed of any changes to your personal data.
27.3You acknowledge that in the course of your employment You have access to personal data and special categories of data relating to other employees, other individuals who work for the Company or Group, shareholders, client/customers or contacts at clients/customers, suppliers and contacts at suppliers, and agree to comply with the Company's data protection policies and procedures in respect of such data at all times. You must keep such data confidential and not use or disclose it other than in the proper performance of your duties.
27.4The Company may change its Data Protection Policy and update the Employee Privacy Notice at any time and will notify employees in writing of any changes. The Employee Privacy Notice does not form part of your contract of employment.
28.BRIBERY AND CORRUPTION
28.1The Company expects the highest standards of integrity in relation to your dealings with the Company's customers, suppliers, agents and subcontractors and with any government official.
28.2You must comply with the Company's Anti-bribery and Corruption Policy. Any breach of this policy will be regarded as a serious matter and will be dealt with under the Company's disciplinary procedure. Serious cases may be treated as gross misconduct leading to summary dismissal.
29.AMALGAMATION OR RECONSTRUCTION
29.1If the Company is wound up for the purposes of reconstruction or amalgamation You shall not as a result or by reason of any termination of the Appointment or the redefinition of your duties within the Company or the Group arising or resulting from any reorganisation or amalgamation of the Group have any claim against the Company or any other Group Company for damages for termination of the Appointment or otherwise so long as You shall be offered employment with any concern or undertaking resulting from such reconstruction reorganisation or amalgamation on terms and conditions no less favourable to You than the terms contained in this agreement.
29.2If You shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this agreement by way of novation to a Group Company or any company which has agreed to acquire, directly or indirectly, 50 per cent of the share capital of the Company, the Company may terminate the Appointment by such notice as is required by section 86 of the Employment Rights Act 1996 given within one month of such offer.
29.3Should the Appointment terminate in any of the circumstances described above, no payment will be due to You under the terms of the Wheels Up’s Executive Severance Plan.
30.NOTICES
Notices may be given by either party by personal delivery or by letter or email or fax message addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of You) your last known address. Any such notice given by letter shall be deemed to have been given 48 hours after posting. Any notice given to the Company by email may be sent to the normal business email address of the Wheels Up Legal department at Legal@WheelsUp.com.
31.VALIDITY OF AGREEMENT
If any provision of this agreement (including without limitation the provisions contained in clause 22 and clause 23) shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this agreement which shall remain in full force and effect. If any provision of this agreement (including without limitation the provisions contained in clause

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22 and clause 23) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.
32.ENTIRE AGREEMENT
32.1This agreement constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes cancels and nullifies any previous agreement between the parties relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.
32.2Each of the parties acknowledges and agrees that in entering into this agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this agreement. The only remedy available to either party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this agreement.
32.3Nothing in this clause 32 shall operate to exclude any liability for fraud.
33.THIRD PARTY RIGHTS
Other than a Group Company, a person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.
34.COUNTERPARTS
This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.
35.GOVERNING LAW AND JURISDICTION
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation including non-contractual disputes or claims shall be construed and governed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement.
IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement.

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Executed as a deed, but not delivered until the first date specified on page 1, by AIR PARTNER LIMITED by a director in the presence of a witness:	))))	Signature	/s/ Kenneth Dichter

		Name (block capitals)	KENNETH DICHTER
Director

Witness signature	/s/ Kate O’Malley

Witness name	KATE O’MALLEY
(block capitals)

Witness address	[***]

[***]

Signed as a deed, but not delivered until the first date specified on page 1, by MARK BRIFFA in the presence of:	))))	Signature	/s/ Mark Briffa

Witness signature	/s/ Stephanie Craddock

Witness name	STEPHANIE CRADDOCK
(block capitals)

Witness address	[***]

[***]

[***]

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AMENDMENT NO. 1 TO DIRECTOR SERVICE AGREEMENT
THIS AMENDMENT_NO. 1 ("Amendment"), is entered into as of March 1, 2023 by and between Mark Briffa ("You") and Air Partner Limited LLC, registered number 980675 whose registered office is at 2 City Place, Beehive Ring Road, West Sussex, RH6 OPA ("Company"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Service Agreement (defined below).
Whereas, You and Company are parties to that certain Service Agreement dated as of April 28, 2022 (the "Service Agreement"); and
Whereas, the parties hereto desire to amend the Service Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1.In Section 6.1 of the Service Agreement, effective March 1, 2023, the reference to "President, International Charter & Aviation Services" shall be deleted and replaced with "EVP and Chief Commercial Officer." You agree to perform the duties consistent with the responsibilities of a Chief Commercial Officer, which include leading the combined salesforce across the company's full portfolio of products, developing and implementing sales strategies, and managing the overall commercial and sales operation, including core sales processes, account management, incentive planning. Further, all other references in all other places in the Service Agreement to "President, International Charter & Aviation Services" shall be deleted and replaced with "EVP and Chief Commercial Officer".
2.In Section 13.1 of the Service Agreement, effective March 1, 2023, the reference to a base salary of "£377,500 gross per annum" shall be deleted and replaced with a base salary of "£450,000 gross per annum."
Except as amended hereby, each of the parties hereto acknowledges and agrees that the Service Agreement shall continue and remain in full force and effect in all respects.
[Signature Page Follows]

Executed as a deed, but not delivered until the first date specified on page 1, by AIR PARTNER LIMITED by a director in the presence of a witness:	))))	Signature	/s/ Kenneth Dichter

		Name (block capitals)	KENNETH DICHTER
Director

Witness signature	/s/ Kate O’Malley

Witness name	KATE O’MALLEY
(block capitals)

Witness address	[***]

[***]

Signed as a deed, but not delivered until the first date specified on page 1, by MARK BRIFFA in the presence of:	))))	Signature	/s/ Mark Briffa

Witness signature	/s/ Michelle Briffa

Witness name	MICHELLE BRIFFA
(block capitals)

Witness address	[***]

[***]

[***]